Exhibit 99.1
Republic Property Trust Reports 2006 Fourth Quarter Results
Herndon, VA, March 8, 2007 – Republic Property Trust (the “Company”) (NYSE: RPB), a self-administered and self-managed real estate investment trust, today announced its results for the three months ended December 31, 2006. Net loss for the three months ended December 31, 2006 was $3.1 million and funds from operations (“FFO”) for the same period was $2.3 million.
Financial statements and exhibits included in this release reflect the results of the Company for the three months ended December 31, 2006 and for the period from December 20, 2005 through December 31, 2005 and of its predecessor, RKB Washington Property Fund I L.P. (the “Predecessor”), for the period from October 1, 2005 through December 19, 2005.
At December 31, 2006, the Company owned 13 properties, comprising 24 buildings in the Greater Washington, D.C. metropolitan area, through its approximate 88% ownership in Republic Property Limited Partnership, its Operating Partnership.
Mark R. Keller, Chief Executive Officer of Republic Property Trust, said, “Since January 2006, we have leased approximately 360,000 square feet, increased our portfolio by approximately 430,000 square feet and acquired two development opportunities that will likely provide value-added returns to our shareholders. I believe that our efforts in 2006 have laid the groundwork for what I believe will be our successes in 2007.”
Financial Results
Net loss for the 2006 fourth quarter was $3.1 million, compared to a net loss of $14.4 million for the same period in 2005.
Comparability between periods was impacted by changes in the portfolio during the period. The Company acquired the Republic Building in late December 2005, WillowWood I and II in May 2006 and Republic Park 8 in September 2006. The remaining nine properties in the portfolio were owned at all times during each of the 2006 and 2005 fourth quarters.
Other significant changes in results occurred due to the following factors:
•	Revenue increased at the Company’s Presidents Park properties, which were 49% occupied at October 1, 2005 and 70% occupied at December 31, 2006.

•	The Company earned management and development fees from the various management and development agreements with related parties that were contributed to the Company in connection with the IPO and formation transactions. Management and development fees earned in the period presented consist of $0.9 million of management fees and payroll reimbursements and $0.1 million of development fees. The fees are offset by the cost of management and development fees which include costs associated with providing the services under the Company’s management and development agreements. These costs, which include direct and other attributable payroll costs, were $1.0 million for the period.

•	Real estate tax expense increased due to increased tax assessments at two of the Company’s properties.

•	Property operating costs increased primarily due to increased occupancy at Presidents Park, in addition to higher utility and maintenance costs at the Company’s other properties.

•	Depreciation and amortization increased as a result of the amortization of the third-party management and development agreements and depreciation associated with the recent tenant improvements at the Presidents Park properties.

•	Management fee expense in 2005 represents fees paid by the Company’s predecessor prior to the IPO. These fee agreements were terminated on December 19, 2005.

•	General and administrative expense is not directly comparable since the costs of the Company’s administrative function were not borne by the Company’s predecessor. These costs include costs of the Company’s administrative function generally, and costs associated with operating as a public company. Also reflected in the 2006 quarter’s general and administrative expense is approximately $0.6 million of legal and professional fees related to (i) the Audit Committee’s internal review in connection with the City Center project and negotiation of the Assignment Agreement, and (ii) litigation regarding the termination of Steven Grigg’s position as President and Chief Development Officer of the Company.

•	Management and development agreement write-offs in the fourth quarter of 2006 of $0.8 million are related to the impairment of certain management and development service agreements contributed to the Company in connection with the IPO. In 2005, in connection with the Company’s IPO, the Company wrote off $3.9 million in management agreements relating to our initial properties. To calculate the impairment loss on the Republic Square II Development Agreement, Portals IV Development Agreement, Portals V Development Agreement, PDA Asset Management Agreement, the Portals I Management Agreement, and the Portals II Management Agreement, we estimated their fair value. Based on events during the fourth quarter of 2006, principally (i) Republic Properties Corporation’s termination of the Republic Square II development services rights, (ii) the December 29, 2006 notice of fee and service level disputes, and (iii) the ongoing litigation with Steven Grigg, a shareholder of RPC, we concluded that a third party would be unwilling to pay us for the agreements. Accordingly, we estimated that the agreements had no fair value; therefore, we have written-off to management and development agreement write-off expense $0.8 million in unamortized costs.

•	Interest expense decreased due to the repayment of approximately $124 million of the Predecessor’s debt using proceeds from the IPO and one-time debt extinguishment and assignment costs of $3.3 million incurred in connection with the IPO during the fourth quarter of 2005. The Company expects interest expense in subsequent periods to increase given higher debt levels primarily due to the financing of the Company’s recent acquisitions.

Net loss for the 2006 fourth quarter totaled $3.1 million, or $0.12 per share (basic and diluted). Weighted average shares outstanding for the quarter were approximately 26.1 million (basic and diluted). Weighted average shares and units outstanding for the quarter were approximately 29.6 million (basic and diluted).
FFO for the 2006 fourth quarter totaled $2.3 million, or $0.08 per share, compared to a negative $13.1 million for the comparable period in 2005. The changes in FFO between periods are driven by the same factors driving the changes in the Company’s net results as discussed above. A reconciliation of FFO and FFO per share to net loss and net loss per share, the comparable GAAP financial measures, can be found later in this release.
These reported results are unaudited, and there can be no assurance that the results will not vary from the final information for the quarter ended December 31, 2006. However, in management’s opinion, all adjustments considered necessary for a fair presentation of these reported results have been made.
Recent Activity
On February 16, 2007, the Company acquired a 127,000 square foot office property located at 1129 20th Street, NW, Washington, D.C., for a purchase price of $61.75 million, excluding acquisition-related transaction costs. The property is a Class B office building located in the Central Business District of Washington, D.C. In connection with the sale of the building, the seller transferred complete architectural and engineering plans to totally reposition the building by, among other things, constructing a new glass façade and a two-story vertical expansion. The Company currently estimates that (i) the development and construction costs will equal approximately $32 million, excluding loan interest expense and (ii) development and construction of the property will be completed in mid-2008. When completed, the building will comprise a 10-story Class A office building consisting of approximately 171,000 net rentable square feet.
Also on February 16, 2007, in connection with the acquisition of 1129 20th Street, NW, the Company entered into a variable rate construction loan with KeyBank N.A. The maximum amount of the loan cannot exceed $74 million. As of today, $31.3 million in principal has been drawn. The loan matures on February 16, 2010, subject to a one-year extension option.
On February 28, 2007, we entered into a 10-year lease with XO Communications at our Presidents Park property for 105,000 square feet. XO Communications is a facilities-based telecommunications services provider that delivers an array of telecommunications services to the telecommunications provider, business and government markets. The lease provides for an initial rental rate of $26 per square foot and tenant improvements of $70 per square foot. After the first year, the lease provides for annual fixed rent increases in addition to payment of any increases in operating expenses.
Option Properties
Republic Property Trust has options to purchase three Class A Trophy office properties in Washington D.C., representing an estimated 1.1 million net rentable square feet. Republic Square I obtained all of its approvals from the District of Columbia and tenants have commenced occupancy. The Portals III has obtained a certificate of substantial completion and has executed one lease, while the third asset, Republic Square II, is an undeveloped parcel of land.

Republic Square I
Republic Square I obtained all of its approvals from the District of Columbia, tenants have commenced occupancy, and the parking garage is open for business. As of March 1, 2007, approximately 175,000 square feet, or 45.5% of the net rentable space, at Republic Square I had been leased to six tenants: National Cable & Telecommunications Association, General Motors, General Services Administration (U.S. Government — Department of Justice, Office of the Trustee), National Association of Counties, the University of Phoenix and American Medical Association. The parking garage has been leased and is open for business.
The Portals III
The Portals III has received its certificate of substantial completion. The parking garage has been leased and is open for business. As of March 1, 2007, approximately 67,000 square feet, or 13.3% of the net rentable space, at the Portals III had been leased to one tenant, Biotechnology Industry Organization.
Distributions and Other Matters
A quarterly cash distribution of $0.125 per common share for the fourth quarter of 2006 was paid on February 15, 2007 to shareholders of record on January 31, 2007.
Conference Call
Members of the Company’s management team will host a conference call and audio webcast, both open to the general public, at 11:00 A.M. Eastern Time on Thursday, March 8, 2007 to discuss its financial results and provide a Company update.
The conference call can be accessed by dialing 303-262-2211. A passcode is not needed for the live call. The replay will be available through March 15, 2007 by dialing 303-590-3000, passcode 11081880.
The Company will audio webcast the call, which may be accessed through the Company’s own website at www.rpbtrust.com, in the Investor Relations section. To listen to a live broadcast, access this site at least 10 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. An audio replay of the webcast will be archived in the Investor Relations section of the Company’s website under the heading Events & Webcasts for one year.
Supplemental Information
The Supplemental Package providing further information regarding the Company’s results of operations, its properties and tenants will be available prior to the quarterly conference call on the Company’s website.

About Republic Property Trust
Republic Property Trust is a fully-integrated, self-administered and self-managed real estate investment trust formed to own, operate, acquire, lease and develop primarily Class A office properties. The Company’s current portfolio is focused in the Washington, D.C. metropolitan, or Greater Washington, D.C., market.
Non-GAAP Financial Measures
During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found later in this release and in the Company’s Supplemental Information.
Safe Harbor
Various statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “strategy”, “plan”, “project”, “believe”, “anticipate”, “intend”, “should”, “will”, “expect”, “estimate”, and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from historical results or from any results expressed or implied by these forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; the Company’s ability to pay its estimated distribution at its current rate; the impact of potential management changes; the outcome of material litigation; the Company’s ability to acquire its options properties; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by it from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which discusses these and other factors that could adversely affect the Company’s results. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
For Further Information:
Republic Property Trust
Mike Green, 703-880-2900
MGreen@RPBTrust.com

Republic Property Trust — Supplemental Financial Data
Republic Property Trust (the Company) and RKB Washington Property Fund I L.P. (the Predecessor)
Consolidated Statements of Operations
For the Fiscal Quarters Ended December 31, 2006 and 2005

	The Company	(1)
	Fiscal Quarters Ended December 31,
(Dollars in thousands except per share amounts)	2006	2005
Revenue
Rental income	$16,055	$9,088
Management and development fees and associated reimbursements	1,033	116

Total operating revenue	17,088	9,204

Expenses:
Real estate taxes	1,572	833
Property operating costs	3,223	2,149
Depreciation and amortization	6,039	2,985
Management fees	—	687
Cost of management and development fees and associated reimbursements	1,049	—
General and administrative	2,730	6,726

Management and development agreement write-offs	793	3,856

Total operating expenses	15,406	17,236

Operating income (loss)	1,682	(8,032)

Other income and expense:
Interest income	118	88
Interest expense	(5,354)	(8,106)

Total other income and expense	(5,236)	(8,018)

Net loss before minority interest	(3,554)	(16,050)

Minority interest	428	1,670

Net loss	$(3,126)	$(14,380)

Basic and diluted loss per common share (2)	$(0.12)	$(0.47)

Weighted average common shares outstanding basic and diluted (in millions)	26.1	25.0

Distributions declared per common share (3)	$0.206	$—

(1)	The three months ended December 31, 2005 include the results of operations of the Company for the period from December 20, 2005 through December 31, 2005 and of the Predecessor for the period from October 1, 2005 through December 19, 2005.

(2)	Basic and diluted loss per common share for the period from December 20, 2005 through December 31, 2005 was $0.47.

(3)	On January 12, 2007, our Board of Trustees declared a quarterly cash distribution and reduced the dividend to $0.125 per common share.

Republic Property Trust — Supplemental Financial Data
(Continued)
Reconciliations of non-GAAP financial measures
The Company calculates FFO pursuant to the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company also adjusts for minority interests in its operating partnership. Accordingly, the FFO disclosed represents the operating partnership’s FFO. FFO and FFO per share are used by management, investors and industry analysts as a supplemental measure of operating performance of equity REITs. The most directly comparable GAAP measure for FFO is GAAP net income. Management believes that FFO and FFO per share are helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values historically rise or fall due to market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of liquidity. Reconciliations of FFO to net loss and FFO per share to net loss per share are provided below.
Reconciliation of Funds From Operations (FFO) to Net Loss

	Fiscal Quarters ended
	December 31,
(Dollars in thousands)	2006 (2)	2005 (1)(2)
Net loss	$(3,126)	$(14,380)

Minority interest	(428)	(1,670)
Real estate depreciation and amortization	5,830	2,957

Funds From Operations	$2,276	$(13,093)

(1)	The three months ended December 31, 2005 include the results of operations of the Company for the period from December 20, 2005 through December 31, 2005 and of our Predecessor for the period from October 1, 2005 through December 19, 2005.

(2)	The three months ended December 31, 2006 include management and development fee write-offs of $793,000 and the three months ended December 31, 2005 include the following IPO-related items: cash and stock awards of $5.7 million, management fee write-offs of $3.9 million, debt assumption costs of $1.2 million, and debt extinguishment costs of $2.1 million.

Republic Property Trust — Supplemental Financial Data
(Continued)
Reconciliation of FFO per share to Net Loss per share (1)

	Fiscal	Fiscal		Fiscal
	Quarter	Quarter	Fiscal	Quarter	Fiscal Year
	ended	ended	Quarter	ended	ended
	December	September	ended June	March 31,	December
(Dollars in thousands)	31, 2006	30, 2006	30, 2006	2006	31, 2006

Net (loss) income per share	$(0.12)	$(0.06)	$(0.01)	$—	$(0.19)
Real estate depreciation and amortization	0.20	0.18	0.16	0.15	0.69

Funds From Operations per Share	$0.08	$0.12	$0.15	$0.15	$0.50

(1)	Reconciliation of FFO per share to net loss per share is not included for the fiscal year ended December 31, 2005 since the Company had 100 common shares outstanding prior to the IPO on December 20, 2005.